Certificate of Registration of a Company

ASIC
Australian Securities & Investments Commission

This is to certify that

THE ORIGINAL BARK COMPANY PTY LTD

Australian Company Number 649 264 175

is a registered company under the Corporations Act 2001 and is taken to be registered in New South Wales.

The company is **limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is **the seventh day of April 2021.**

Issued by the
Australian Securities and Investments Commission
on this seventh day of April, 2021

James Shipton
Chair

CERTIFICATE